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                                                                   EXHIBIT 16.1


Ernst & Young          Ernst & Young LLP                  Phone: (617)266-2000
                       200 Clarendon Street               Fax: (617)266-5843
                       Boston, Massachusetts 02116-5072   www.ey.com


                                                     May 30, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 11 of Form S-1 dated May 30, 2000, of Corechange, Inc. and are in agreement with the statements contained in the "Change in Accountants" paragraph on page 64 therein, except we have no basis to agree or disagree with the statements regarding the appointment of Arthur Andersen and whether or not Arthur Andersen was consulted on any accounting or financial reporting matters prior to appointment.


                                                         /s/ Ernst & Young LLP